Exhibit 15.1
To the Stockholders of
Stone Energy Corporation
We are aware of the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Stone Energy Corporation 2009 Amended and Restated Stock Incentive Plan of our report dated May 5, 2011 relating to the unaudited condensed consolidated interim financial statements of Stone Energy Corporation that is included in its Form 10-Q for the quarter ended March 31, 2011.
Very truly yours,
/s/ Ernst & Young LLP
New Orleans, Louisiana
June 17, 2011